EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

    We consent to the incorporation by reference in Registration Statement Nos. 333-149426, 333-177982, 333-239065 and 333-196463 on Form S-8 of our reports dated March 30, 2023, relating to the consolidated financial statements of Titan Machinery Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Titan Machinery Inc. for the year ended January 31, 2023.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 30, 2023